Exhibit 1

SAMARNAN

INVESTMENT CORPORATION

ANNUAL REPORT

TO THE SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2004

SAMARNAN INVESTMENT CORPORATION

P.O. Box 651 / Cleburne, Texas 76033-0651

SAMARNAN INVESTMENT CORPORATION

P.O. Box 651 / Cleburne, Texas 76033-0651/ Tel: 817.645-2108
Fax: 817.641-7884 / Email: samarnan@aol.com

BOARD OF DIRECTORS	LEGAL COUNSEL
Nancy Walls Devaney	Richard S. Whitesell, Jr.
Joe Monteleone	4501 Lorraine Avenue
Martha Walls Murdoch	Dallas, Texas 75205
Steve Sikes
Roland Walden	INDEPENDENT REGISTERED
Sam Walls	PUBLIC ACCOUNTING FIRM
Tommy Yater	CF & Co., L.L.P..
14175 Proton Road
Dallas, Texas 75244
OFFICERS
Sam Walls, President and CEO	INVESTMENT ADVISORS
Nancy Devaney, Vice President	Voyageur Asset Management Inc.
Jerry Wheatley, Secretary/Treasurer	Suite 2300
100 South Fifth Street,
CUSTODIAN	Minneapolis, Minnesota 55402
Westwood Trust
300 Crescent Court, Suite 1300	Westwood Management Corp.
Dallas, Texas 75201	200 Crescent Court, Suite 1200
Dallas, Texas 75201

REGISTRAR AND TRANSFER AGENT AND
DIVIDEND DISBURSING AGENT
Registered shareholders (shares held in your name) with questions regarding your account such as change of name or address or lost certificates should contact our transfer agent as shown at the right.	Securities Transfer Corporation 2591 Dallas Parkway, Suite 102 Frisco, TX 75034 Telephone: 469.633-0101 Fax: 469.633-0088 http://www.stctransfer.com
Beneficial shareholders (shares held by your stock broker or financial institution) should contact your account representative with all questions about your investment holdings.

SAMARNAN INVESTMENT CORPORATION is registered under the Investment Company Act of 1940 as a diversified, closed-end investment management company.

SAMARNAN INVESTMENT CORPORATION

Annual Report to Shareholders for the year ended December 31, 2004

President’s Letter to Shareholders

     This annual report for Samaman Investment Corporation for the year ended December 31, 2004, contains important information about your investment. I urge all shareholders to review this report and the information found in the proxy materials for the shareholders annual meeting which will be mailed on or about the first of April.

     For the fiscal year ended December 31, 2004, your Company received net investment income of $0.49 per share and paid dividend’s of $0.49 per share. Of this amount, $0.3772 represented the pass through of tax-exempt interest income with reported, qualifying, taxable dividend income of $0.1128 per share.

     The Company’s net asset value per share increased by 6% to a record $17.00 at December 31, 2004, as compared to $16.03 at the end of 2003.

     Net investment income declined by 7.95%, to $585,917 in 2004 compared with $636,516 in 2003, due to a 3.7% decrease in total investment income and a 12% increase in operating expenses. There was a 7.4 % decrease in interest income only partially offset by a 6.5% increase in dividend income for fiscal 2004. Increased operating expenses, which remained less than 1% of average net assets, resulted from an increase in the investment advisory fees due to the higher market valuation of the Company’s Equity Portfolio upon which those fees were based, and also higher legal, professional and audit fees incurred in connection with statutory compliance.

     Our investment policy has been and continues to be to maintain at least 51 % of the market value of the entire portfolio in tax-exempt municipal bonds with the balance to be fully invested in equity securities with minimum cash balances. The chart below shows the apportionment of the Company’s entire investment portfolio at December 31, 2004.

     The Discussions of Portfolio Performance found in this report are provided by Voyaguer Asset Management Inc. and Westwood Management Corp, the investment advisors to Samarnan. The information contained in the Discussions relates only to the performance of the Company’s portfolios during fiscal 2004 and does not, nor is it intended to, project any future performance of the Company’s Portfolio.

     On behalf of the Board of Directors, thank you for your continued confidence in Samarnan.

Sam Walls
President

Cleburne, Texas
February 25, 2005

CURRENT ASSET ALLOCATION - 12/31/2004

SAMARNAN INVESTMENT CORPORATION

Annual Report to Shareholders for the year ended December 31, 2004

Debt Portfolio
Sector Allocation
as of 12/31/2004

Equity Portfolio
Sector Allocation
as of 12/31/2004

Discussion of Debt Portfolio Performance
Steven P. Eldredge, Managing Director and Senior Fixed Income Portfolio Manager Voyaguer Asset Management Inc.

     Samarnan’s Debt Portfolio, which consists entirely of tax-exempt bonds and a minimal amount of cash, modestly outperformed its benchmark during the fiscal year ended December 31, 2004, while carrying an interest rate risk profile that was approximately 75% of its benchmark, the Lehman Brothers 7-Year Municipal Bond Index. That index returned 3.15% during 2004, composed of 4.53% of income return and -1.47% of principal return. Samarnan’s Debt Portfolio return was 3.35%, 20 basis points ahead of the benchmark, composed of 5.15% income return and -1.80% principal return.

     Samarnan continues to maintain a municipal bond portfolio emphasizing income with many of the bonds carrying high yields having been held for a number of years. In fact, the Debt Portfolio’s “traded” yield was 5.39% at December 31, 2004, equating to over 8.25% on a taxable equivalent yield basis assuming a 35% marginal tax rate.

     Transactions during the year were limited, revolving around trades made to replace maturing bonds, the sale of some bonds that had indications of deteriorating credit characteristics, and the trading of bonds to modestly reposition the portfolio for anticipated changes in the term structure of interest rates.

Discussion of Equity Portfolio Performance
Randall L. Root, Senior Vice President
Westwood Management Corp.

     The Samarnan Equity Portfolio, with the primary objective of capital appreciation, realized an 18.5% increase in market value while receiving only a modest 6.57% increase in dividend income during the year ended December 31, 2004, compared to fiscal 2003.

     In keeping with the Company’s primary objective, the Equity Portfolio consists of a diversified portfolio of equity securities, primarily common stocks of domestic companies. Individual securities of issuers are held to provide exposure to mid and large capitalization companies, while a limited holding in a mutual fund has been used for investment in companies with small capitalizations. Investments are diversified across all industry sectors with a limited amount of investments in Real Estate Investment Trusts (“REIT’s”), preferred stocks and convertibles which are utilized for the secondary objective of providing current income.

     Within the portfolio, MidCap stocks were the best performers, followed by REIT’s, LargeCap stocks, and SmallCap stocks. Over the course of the year, the portfolio’s exposure in the auto and transportation and consumer discretionary sectors was increased while exposure in the energy, financial and Real Estate Investment Trust sectors was reduced.

     The Samarnan Equity Portfolio had a total return of 19.8% for the fiscal year ended December 31, 2004, well in line with the equity benchmark return of 20% for the Russell 1000 Equal Weighted Index.

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Samarnan Investment Corporation

We have audited the accompanying statement of assets and liabilities of Samarnan Investment Corporation, including the schedule of investments in securities, as of December 31, 2004, and the related statement of operations for the year then ended and statement of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2004, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Samarnan Investment Corporation as of December 31, 2004, the results of its operations for the year then ended, the changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with U.S. generally accepted accounting principles.

CF & Co., L.L.P.

Dallas, Texas
February 5, 2005

14175 PROTON ROAD • DALLAS, TEXAS 75244-3604 • Phone: 972-387-4300 • 800-834-8586 • Fax 972-960-2810 • www.cflp.com

MEMBERS AICPA • CENTER FOR PUBLIC COMPANY AUDIT FERMS OF THE AICPA, TSCPA
CPAMERICA INTERNATIONAL AN AFFILIATE OF HORWATH INTERNATIONAL, REGISTERED WITH THE PCAOB

SAMARNAN INVESTMENT CORPORATION
Statement of Assets and Liabilities
December 31, 2004

Assets:
Investments in securities at fair value (identified cost $17,234,076)	$20,070,846
Cash	228,304
Accrued dividends receivable	16,283
Accrued interest receivable	143,187

Total assets	20,458,620

Liabilities:
Advisory fees payable	24,779
Other accounts payable	6,277

Total liabilities	31,056

Net Assets	$20,427,564

Analysis of net assets:
Capital shares - authorized 2,000,000 shares of $1 par value; outstanding 1,201,768 shares	$1,201,768
Accumulated distributions of $1,154,071 in excess of net realized gains of $973,490	(180,581)
Unrealized appreciation of investments	2,836,770
Undistributed net investment income	763,298
Retained earnings at April 29, 1978, commencement of operations as an investment company	15,806,309

Net assets (equivalent to $17.00 per share based on 1,201,768 shares of capital stock outstanding)	$20,427,564

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION

Schedule of Investments in Securities
December 31, 2004

	Principal
	Amount or	Fair
	Shares	Value
Common Stocks - 39.59%
Materials and Processing - 2.73%
Alcoa, Inc.	5,900	$185,378
International Paper Co.	4,400	184,800
Phelps Dodge Corp.	1,900	187,948
Aerospace - 3. 93%
Boeing Company	3,800	196,726
Goodrich Corporation	6,500	212,160
Rockwell Collins, Inc.	5,000	197,200
United Technologies, Corp.	1,900	196,365
Consumer Discretionary - 4.03%
Federated Dept Stores Inc.	3,600	208,044
Polo Ralph Lauren Corp CI A	4,900	208,740
Regal Entertainment Group	8,900	184,675
Starwood Hotels & Resorts Worldwide	3,800	221,920
Consumer Staples - 2.81%
Conagra, Inc.	6,700	197,315
Dean Foods Co. (1)	5,900	194,405
Procter & Gamble Co.	3,300	181,764
Health Care - 1.99%
Triad Hospitals Inc. (1)	5,400	200,934
Sybron Dental Specialties (1)	5,800	205,204
Other Energy - 2.92%
Apache Corporation	4,506	227,868
Kerr-McGee, Corp	3,100	179,149
Pioneer Natural Resources	5,400	189,540
Integrated Oils — .95%
Exxon Mobil Corp	3,800	194,788
Financial Services - 7.83%
American Express	3,300	186,021
Citigroup, Inc.	3,999	192,672
Eaton Vance Corp.	4,300	224,245
JP Morgan Chase & Co.	4,688	182,879
Legg Mason	3,150	230,769
Prudential Financial, Inc.	3,700	203,352
SKY Financial Group, Inc.	6,600	189,222
Zions Bancorporation	2,800	190,484
Technology - 4.01%
Anteon International Corp.(1)	5,600	234,416

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION

Schedule of Investments in Securities
December 31, 2004

	Principal
	Amount or	Fair
	Shares	Value
Common Stocks - 39. 59%, continued
Technology - 4.01%, continued
Harris Corp	3,500	216,265
IBM	1,900	187,302
Microsoft Corp.	6,800	181,696
Utilities - 2.88%
Aqua America	7,800	191,802
Entergy Corp	2,800	189,252
Oneok Inc	7,300	207,466
Auto & Transportation - 2.03%
Nordic American Tanker Shipping	4,900	191,345
Yellow Roadway Corp (1)	4,000	222,840
Multi-Sector Companies - 1.83%
Eaton Corp	2,600	188,136
General Electric Co	5,100	186,150
Mutual Fund Brazos Microcap - 1 .64%	16,024	335,703

Total Common Stocks (cost $6,202,109)		8,086,940

Real Estate Investment Trusts - 4.95%
Residential - .98%
Archstone Smith Trust	2,600	99,580
Equity Residential Property Sh Ben Int	2,800	101,304
Retail - .99%
Simon Property Group Inc.	1,600	103,472
Kimco Realty Corp.	1,700	98,583
Speciality - .52%
Rayonier Inc.	2,159	105,597
Healthcare - .46%
Health Care Property Investors, Inc.	3,400	94,146
Industrial/Office - 1.48%
Boston Properties Inc.	1,600	103,472
Equity Office Properties Trucom	3,100	90,272
Prologis TR Sh Ben Int	2,500	108,325
Diversified - .52%
Vornado Realty TR Sh Ben Int	1,400	106,582

Total Real Estate Investment Trusts (cost $574,928)		1,011,333

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Schedule of Investments in Securities
December 31, 2004

	Principal
	Amount or	Fair
	Shares	Value
Preferred Stock - 1.65%
Financial Services
Lehman Bros. Holdings Pfd.	6,800	172,992
Utilities
Alabama Power Co. PFD Cl A 5.2%	6,800	164,900

Total Preferred Stock (cost $341,702)		337,892

Convertible Preferred Stock - .94%
Office Equipment
Xerox Corp	1,300	192,153

Total Convertible Preferred Stock (cost $140,425)		192,153

Municipal Bonds - 51.12%
ALABAMA - 2.59%
Alabama Priv CLG & Univ. Tuskegee
5.500% due 09/01/07	500,000	529,540
ARKANSAS - .38%
Springdale Ark Sales & Use Tax
4.000% due 7/1/16	75,000	76,760
COLORADO - 2.46%
Colorado Ed. & Cultural
6. 875% due 12/1 5/20	250,000	267,585
Colorado Ed. & Cultural
5.250% due 04/01/11	115,000	118,819
Colorado Ed. & Cultural
5.750% due 06/01/16	100,000	115,223
FLORIDA - 6.06%
North Miami Health Fac. Rev. Catholic
5.300% due 08/15/06	200,000	209,790
North Miami Health Fac. Rev. Catholic
5 .400% due 08/15/07	375,000	400,429
Volusia City Health Fac.
6.000% due 06/01/12	600,000	627,744
GEORGIA - 2. 17%
Fairburn Combined Utilities GA
5.375% due 10/01/13	250,000	266,023

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Schedule of Investments in Securities
December 31, 2004

	Principal
	Amount or	Fair
	Shares	Value
Municipal Bonds - 51. 12%, continued
Summerville, GA Pub
5. 000% due 01/01/11	75,000	79,604
Valdosta & Lowndnes Cty Hosp.
5.500% due 10/01/14	85,000	96,790
ILLINOIS - 8. 18%
Chicago, IL Waste Water Rev.
5.400% due 01/01/06	400,000	412,732
Illinois Dev Fin Auth
5.700% due 07/01/12	190,000	195,474
ILLINOIS - 8.18%, continued
Illinois Health Fac. Covenant Ret Com
5. 125% due 12/01/15	250,000	252,210
Illinois Health Fac. Auth.
6.000% due 02/15/11	500,000	535,455
Maywood, IL
5.500% due 01/01/16	250,000	275,103
INDIANA - 0.77%
Indiana St. Edl Facs
5.400% due 10/01/13	150,000	156,449
LOUISIANA - 3.51%
Louisiana Housing
6.000% due 09/01/15	670,000	716,906
MINNESOTA - 6.49%
Goodhue Cnty MN EDA Lease
5.600% due 02/01/10	285,000	295,547
Marshall MN Med.
5.450% due 11/01/18	250,000	259,605
Minnesota St.
5.000% due 09/15/18	180,000	185,265
Minnesota St. Higher
5.250% due 10/1/19	100,000	108,481
University Minn
5.750% due 7/1/18	400,000	476,120
MISSOURI -1.04%
Missouri Health and Ed Fac
5.550% due 02/01/09	200,000	212,030

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Schedule of Investments in Securities
December 31, 2004

	Principal
	Amount or	Fair
	Shares	Value
Municipal Bonds — 51.12%, continued
NEVADA - 4.02%
Clark County, NV Sch. Dist. A
5.500% due 06/15/07	800,000	820,496
NORTH DAKOTA - 1.78%
North Dakota St. Bldg. Auth.
5.250% due 12/01/13	330,000	363,241
PENNSYLVANIA - 3.89%
Latrobe IDA St. Vincent
5.375% due 05/01/13	250,000	267,255
Montgomery County PA IDA
5.625% due 11/15/12	500,000	527,495
SOUTH DAKOTA - 0.85%
South Dakota St. Health
4.500% due 04/01/12	175,000	173,703
TEXAS - 2.39%
Bexar Cnty, TX Hsg. Fin. Corp.
5.625% due 12/01/11	210,000	219,194
Northside Tex Indpt Sch Dist
5.000% due 2/15/18	250,000	269,120
WASHINGTON - 1.44%
Kent Wash Loc Impt Dist
4.650% due 12/12/19	300,000	293,292
WISCONSIN - 3. 13%
Wisconsin Health & Ed. Sinai
5.500% due 08/15/08	600,000	639,048

Total Municipal Bonds (cost $9,974,912)		10,442,528

Total (cost $17,234,076)		$20,070,846

NOTE: Percentages indicated are based on net assets of $20,427,564 at December 31, 2004.

(l) Indicates non-income producing security.

See accompanying notes to financial statements.

SAMARNAN INVESTMENTS CORPORATION
Statement of Operations
For the Year Ended December 31, 2004

Investment income:
Dividends	$228,487
Interest	549,257

Total income	777,744

Expenses:
Investment advisory fee	93,273
Legal and professional fees	43,720
Audit fees	18,035
Directors fees	7,800
Custodian expense	12,000
Administrative fees	12,093
Office and printing supplies	2,560
Franchise tax	1,885
Insurance	461

Total expenses	191,827

Net investment income	585,917

Realized and unrealized gain (loss) on investments:
Realized gain from securities transactions - excluding short-term securities:
Proceeds from sales	7,012,362
Cost of securities sold, net of amortization of bond premiums	6,431,225

Net realized gain	581,137

Unrealized appreciation (depreciation) of investments:
Beginning of period	2,247,804
End of period	2,836,770

Increase in unrealized appreciation on investments	588,966

Net realized and unrealized gain on investments	1,170,103

Increase in net assets from operations	$1,756,020

Total expenses as a percentage of total investment income	24.66%

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION

Statement of Changes in Net Assets
For the Years Ended December 31, 2004 and 2003

	2004	2003
Increase (decrease) in net assets from operations:
Net investment income	$585,917	$636,516
Net realized gain (loss) from investment transactions	581,137	221,065
Increase (decrease) in unrealized appreciation of investments	588,966	1,542,163

Net increase (decrease) in net assets from operations	1,756,020	2,399,744

Dividends and distributions to shareholders:
Net investment income	(588,864)	(600,882)

Decrease in net assets from dividends and distributions to shareholders	(588,864)	(600,882)

Increase (decrease) in net assets	1,167,156	1,798,862

Net assets:
Beginning of year	19,260,408	17,461,546

End of year (including undistributed investment income of $763,298 and $766,244, respectively)	$20,427,564	$19,260,408

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Financial Highlights
For Each of the Years in the Five-Year Period Ended
December 31,2004

	2004	2003	2002	2001	2000
Per share data

Investment income	$0.65	$0.67	$0.60	$0.62	$0.71
Expenses	(0.16)	(0.14)	(0.12)	(0.14)	(0.13)

Net investment income	0.49	0.53	0.48	0.48	0.58

Net realized and unrealized gains (losses) on investments	0.97	1.47	(0.15)	(0.68)	0.54

Dividends from net investment income	(0.49)	(0.50)	(0.47)	(0.49)	(0.58)
Distributions from net realized long-term gains on securities	—	—	—	—	—

Net increase (decrease) in net asset value	0.97	1.50	(0.14)	(0.69)	0.54
Net asset value:
Beginning of period	16.03	14.53	14.67	15.36	14.82

End of period	$17.00	$16.03	$14.53	$14.67	$15.36

Total return	9.12%	13.74%	2.25%	(1.32)%	7.56%

Ratios

Net assets, end of period (000)	$20,428	$19,260	$17,462	$17,630	$18,453

Expenses to average net assets	0.99%	0.95%	0.83%	0,93%	0.87%
Investment income from operations to average net assets	4.00%	4.46%	4.08%	4.22%	4.71%
Portfolio turnover	36.28%	25.70%	32.00%	47.00%	54.00%

Average shares outstanding	1,201,768	1,201,768	1,201,768	1,201,768	1,201,768

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Notes to Financial Statements

(1)	Summary of Significant Accounting Policies

The Company is registered under the Investment Company Act of 1940 as a diversified, closed-end, management investment company. The fund seeks tax free income and preservation of capital through a diversified portfolio of bonds and equity securities. The significant accounting policies followed by the Company are summarized as follows:

(a)	Securities

Investments in securities are carried at fair value. Securities transactions are accounted for on the trade date. The cost of securities sold is based on identifying specific issues delivered against each sale. Dividend income is recognized on the ex-dividend date, and interest income is recognized on an accrual basis.

Fixed-income securities are valued at prices obtained from a pricing service, when such prices are available; however, in circumstances where the investment adviser deems it appropriate to do so, such securities will be valued at the mean quoted bid and asked prices or at prices for securities of comparable maturity, quality and type.

Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price. Restricted securities and other securities for which quotations are not readily available are valued at fair value as determined by the board of directors.

(b)	Dividends and Distributions

Dividends and distributions to shareholders are recorded on the ex-dividend date.

(c)	Bond Premiums and Discounts

Bond premiums are amortized to the maturity date of the bond on a straight-line basis. The Company uses the effective interest method in amortizing bond discounts.

(d)	Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

SAMARNAN INVESTMENT CORPORATION
Notes to Financial Statements

(2)	Investment Advisory Contract

The Company has contracted with Voyageur Asset Management, Inc., a wholly-owned subsidiary of Dain Rauscher Corporation, to provide investment advisory services. Under this contract, the Company is furnished investment, clerical and statistical services regarding its investments in debt securities. The fee for these investment advisory services is based on 0.27% of the value of the assets in the debt portfolio and is paid on a quarterly basis in arrears.

The Company has also contracted with Westwood Management Corp. to provide investment advisory services. Under this contract, the Company is furnished investment, supervisory and clerical services regarding its investment in equity securities. The fee for these investment advisory services is based on 0.75% of the value of the assets in the equity portfolio and is paid on a quarterly basis in arrears.

(3)	Income Tax Matters

The Company’s policy is to comply with the requirements of the Internal Revenue Code that are applicable to regulated investment companies and to distribute substantially all its taxable income to its shareholders. Therefore, no federal income tax provision is required.

As of December 31, 2004, the Company has a net capital loss carryforward of approximately $180,581 that has not yet been passed through to the shareholders as a reduction of capital gain income.

(4)	Securities Transactions

In 2004, cost of purchases and proceeds from sales or maturities of securities, other than short-term securities, amounted to $6,431,225 and $7,012,362, respectively.

There were no differences between the cost basis of securities for Federal income tax and financial statement purposes. The aggregate unrealized appreciation and depreciation for all securities as of December 31, 2004 were $2,858,520 and $21,750, respectively.

(5)	Dividends and Distributions to Shareholders

Distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date.

Cash dividends paid during the years ended December 31, 2004 and 2003 amount to $.49 and $.50 per share, respectively.

SAMARNAN INVESTMENT CORPORATION
Notes to Financial Statements

(5)	Dividends and Distributions to Shareholders, continued

Cash dividends of $.14 per share from the balance of undistributed net investment income were declared by the Company’s Board of Directors on January 27, 2005, payable to shareholders of record February 17, 2005.

(6)	Concentrations of Credit Risk

At December 31, 2004 and at various other times during the year, the Company had cash balances in excess of federally insured limits of $100,000.

SAMARNAN INVESTMENT CORPORATION

Annual Report to Shareholders for the year ended December 31, 2004

Supplemental Information

Directors and Officers Compensation

     During the six months ended December 31, 2004, the Company paid to its directors as regular compensation $3,900 ($300 per meeting attended) and $5,500 to the firm of Wheatley, Fowler & Lee, P.C. of which Jerry Wheatley the Secretary and Treasurer of the Company is a shareholder, for that firm’s accounting services. No other fees or compensation were paid by the Company to any director or officer of the Company or their affiliates during such six month period.

Purchase and Sales of Investment Securities

     The Company’s purchases of investment securities for its portfolio, other than short-term investments, during the six months ended December 31, 2004, totaled $5,245,002, and sales of its securities, excluding short-term investments, during such period totaled $5,285,196.

Annual Meeting of Shareholders

     The Annual Meeting of the Company’s Shareholders will be held April 26, 2005, at 11:00 AM, in the Verona Room of the Holiday Inn Fort Worth South Conference Center, 100 Alta Mesa East Boulevard (Alta Mesa at Interstate Highway 35W South), Fort Worth, Texas.

Shareholders Reports

     Copies of the Company’s Annual Report to Shareholders and its Mid-Year Report to Shareholders may be obtained upon written request to the Company’s Secretary addressed to Jerry Wheatley, P.O. Box 134, Cleburne, Texas 76033-0134.

SAMARNAN INVESTMENT CORPORATION

P.O. Box 651/ Cleburne, TX 76033-0651/ Tel: Sam Walls, Pres. 817-645-2108

SHAREHOLDER CHANGE OF ADDRESS

     To change the mailing address for receipt of quarterly Dividend Checks and annual IRS Form 1099, the Annual and Mid-Year Financial Reports to shareholders, the Notice and Proxy Materials for the Annual Meeting of Shareholders, and other communications, registered shareholders (shares held in your name*), may complete the information shown below. For multiple accounts, this page may be copied.

REGISTERED NAME -as it appears on the mailing label or dividend check

CURRENT ADDRESS: (attach mailing label if available)

                                                            state                    zip

NEW ADDRESS:

                                                            state                    zip

Mail To:	Samarnan Investment Corporation
c/o Securities Transfer Corporation
2591 Dallas Parkway, Suite 102
Frisco, TX 75034
Or Fax To:	(469) 633-0088

* Name change information
Shareholders desiring to change the registered name on their stock certificates and for future dividend checks and other mailings should contact Securities Transfer Corporation at the address above for information.

Beneficial Shareholders (Shares held in the name of a brokerage firm or financial institution) should contact your account representative with all questions about your investment holdings.

[Please retain this page for future use as needed]